                                                                    EXHIBIT 4.27

                             HYDROGENICS CORPORATION



                                     - AND -



                           GENERAL MOTORS CORPORATION





--------------------------------------------------------------------------------

                          CORPORATE ALLIANCE AGREEMENT

                                OCTOBER 16, 2001

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 1
         DEFINITIONS AND INTERPRETATION..........................................................................1
         1.1      Definitions....................................................................................1
         1.2      Materiality of Recitals........................................................................2

ARTICLE 2
         REPRESENTATIONS AND WARRANTIES..........................................................................3
         2.1      Representations and Warranties of GM...........................................................3
         2.2      Representations and Warranties of HYG..........................................................3

ARTICLE 3
         OBLIGATIONS OF THE PARTIES..............................................................................3
         3.1      Obligations of GM..............................................................................3
         3.2      Obligations of HYG.............................................................................4

ARTICLE 4
         BUSINESS DEVELOPMENT ACTIVITIES.........................................................................5
         4.1      Joint Efforts..................................................................................5
         4.2      Funded Research and Development................................................................5
         4.3      Business Team..................................................................................5
         4.4      Joint Communication Strategy...................................................................6
         4.5      Utilization....................................................................................6

ARTICLE 5
         TECHNOLOGY DEVELOPMENT ACTIVITIES.......................................................................6
         5.1      Technology Team................................................................................6
         5.2      Technology Team Responsibilities...............................................................6

ARTICLE 6
         TERM OF AGREEMENT; TERMINATION..........................................................................7
         6.1      Term...........................................................................................7
         6.2      Termination by Mutual Consent..................................................................7
         6.3      Termination for Cause..........................................................................7
         6.4      Effect of Termination..........................................................................7
         6.5      Insolvency.....................................................................................8
         6.6      Other Rights of Termination....................................................................8
         6.7      Survival of Clauses............................................................................8

ARTICLE 7
         RIGHT OF FIRST REFUSAL..................................................................................9
         7.1      GM's Right of First Refusal....................................................................9
         7.2      Transfer Period................................................................................9
         7.3      Valuation of Property..........................................................................9

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 8
         RIGHT TO PURCHASE......................................................................................10
         8.1      Right to Purchase.............................................................................10
         8.2      Determination of Fair Market Value of the IP..................................................10
         8.3      Exercise of Right.............................................................................10
         8.4      Right to Purchase in Event of Insolvency......................................................10

ARTICLE 9
         DISPUTE RESOLUTION.....................................................................................11
         9.1      Dispute Resolution............................................................................11
         9.2      Arbitration...................................................................................11

ARTICLE 10
         CONFIDENTIALITY........................................................................................12
         10.1     Confidentiality...............................................................................12
         10.2     Technical Information.........................................................................12
         10.3     Business and Financial Information............................................................12

ARTICLE 11
         NOTICES................................................................................................12
         11.1     Notices.......................................................................................12

ARTICLE 12
         MISCELLANEOUS..........................................................................................13
         12.1     Financial Records.............................................................................13
         12.2     Governing Law.................................................................................13
         12.3     Attorneys' Fees...............................................................................13
         12.4     Waiver........................................................................................14
         12.5     Assignment....................................................................................14
         12.6     Captions......................................................................................14
         12.7     Severability..................................................................................14
         12.8     Order of Precedence...........................................................................14
         12.9     Independent Contractors.......................................................................14
         12.10    Force Majeure.................................................................................15
         12.11    Counterparts..................................................................................15
         12.12    Entire Agreement..............................................................................15

                          CORPORATE ALLIANCE AGREEMENT

THIS CORPORATE ALLIANCE AGREEMENT ("AGREEMENT") is entered into on October 16, 2001, by and between Hydrogenics Corporation ("HYG"), a corporation incorporated under the laws of Canada, and General Motors Corporation, a Delaware corporation ("GM") (each, a "PARTY," and collectively, the "PARTIES").

                                    RECITALS

A. HYG designs develops and manufactures test systems and subsystems, power systems and stacks for fuel cell applications, for use in transportation, mobile, stationary, portable and infrastructure applications.

B. In addition to designing, developing, testing, and manufacturing the foregoing systems and subsystems, HYG has the capability of integrating them into fuel cell applications and providing installation, customer service and customer support services.

C. GM designs and develops, among other things, PEM fuel cell stacks, other fuel cell system components and fuel cell subsystems for use in transportation, mobile, stationary, portable and infrastructure applications.

D. The Parties desire to enter into a long-term relationship concerning fuel cell stack technology and its worldwide commercialization for defined applications. The Parties share a joint vision to commercialize PEM fuel cell stacks to accelerate the development of advanced energy and propulsion systems and support the global introduction of fuel cell vehicles and fuel cell power systems. The relationship is intended to include an equity interest by GM in HYG, co-operative marketing and branding efforts, joint communications strategies and product development, all concerning PEM fuel cell stack engineering, engineering services, prototyping, testing and associated equipment, field testing and shared learnings, and light manufacturing.

E. Concurrently with and as a condition to entering into this Agreement, the Parties are entering into an equity subscription agreement (the "SUBSCRIPTION AGREEMENT"), a shareholder governance agreement (the "GOVERNANCE AGREEMENT"), and an intellectual property agreement (the "MASTER INTELLECTUAL PROPERTY AGREEMENT"), executed in each case by the Parties on the date hereof.

NOW THEREFORE, in consideration of the mutual obligations and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS.

All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meanings specified in the Master Intellectual Property Agreement. The following terms, as used herein, shall have the meanings ascribed to them below:

(a)      "AGREEMENT" has the meaning specified in the recitals hereto.

(b)      "BREACHING PARTY" has the meaning specified in Section 6.3.

(c)      "BUSINESS TEAM" has the meaning specified in Section 4.3.

(d) "CONFIDENTIAL INFORMATION" means documents and other tangible items, disclosed by one Party to the other Party, and which comply with
         ARTICLE 10 below and Section 7 of the Master Intellectual Property Agreement.

(e) "CURRENT ACTIVITIES" means the HYG fuel cell activities that are identified in Exhibit A.

(f)      "EFFECTIVE DATE" has the meaning specified in Section 6.1.

(g)      "GAPC" means GM's Global Alternative Propulsion Center.

(h)      "INTELLECTUAL PROPERTY FMV" has the meaning specified in Section 8.2.

(i)      "NON-BREACHING PARTY" has the meaning specified in Section 6.3.

(j)      "OFFERED INTELLECTUAL PROPERTIES" has the meaning specified in Section
         7.1.

(k) "PROGRAM INVENTIONS" means inventions which were conceived, or first actually or constructively reduced to practice, as a result of work performed as provided for under this Agreement, by employees and/or agents of the Parties.

(l) "PROGRAM PATENTS" means all patents and associated patent applications, regardless of country of origin, issue or publication, which cover Program Inventions.

(m)      "RESPONDING PARTY" has the meaning specified in Section 12.1.

(n)      "STATEMENT OF WORK" has the meaning specified in Section 4.2.

(o)      "SUPPLEMENTAL AGREEMENT" has the meaning specified in Section 4.3

(p)      "TECHNOLOGY TEAM" has the meaning specified in Section 5.1.

(q)      "TRANSFER" has the meaning specified in Section 7.1.

(r)      "TRANSFER NOTICE" has the meaning specified in Section 7.1.

(s)      "WWP" means GM's Worldwide Purchasing Organization.

1.2      MATERIALITY OF RECITALS.

The Parties hereby acknowledge and agree that the foregoing recitals are intended to reflect the agreement of the Parties hereto and are deemed to be a material part of this Agreement.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF GM

GM represents and warrants to HYG (and acknowledges that HYG is relying thereon) as follows:

         (a) the GM Licensed Fuel Cell Intellectual Property represents GM's most advanced overall fuel cell stack technology deemed by GM to be ready to be moved from the development laboratory to the stage of engineering development for product application at this time; and,

         (b) the GM Licensed Fuel Cell Intellectual Property represents the technology in respect of which GM is currently investing, and GM intends to continue to invest, research and development resources in respect of such intellectual property and related fuel cell stack technology, as commercially reasonable.

2.2      REPRESENTATIONS AND WARRANTIES OF HYG

HYG represents and warrants to GM (and acknowledges that GM is relying thereon) as follows:

         (a) the HYG Initial Fuel Cell Intellectual Property is currently not encumbered or used as collateral to any extent which would impair the rights of GM under this Agreement, except with respect to certain entitlements of the Government of Canada as disclosed to GM; and,

         (b) HYG will not simply seek to resell the GM Licensed Fuel Cell Intellectual Property. It is the intention of HYG to enhance the value of the GM Licensed Fuel Cell Intellectual Property by adding its own development, integration and other engineering efforts to improve such technology for use by customers of HYG.

                                   ARTICLE 3
                           OBLIGATIONS OF THE PARTIES

3.1      OBLIGATIONS OF GM

         (a) Endorsement. GM shall use reasonable efforts to introduce and recommend HYG to its Affiliates, Alliance Partners, major customers and potential customers for GM fuel cell stacks, test equipment and other related equipment.

         (b) Support. GM shall actively support HYG in the performance of HYG's duties hereunder by:

                  (i) agreeing to the sharing or exchange of staff and resources in cases to be determined by the Technology Team, and

                  (ii) providing access to GM's supplier base, as determined by WWP.

         (c) Efficient Pricing. The Parties shall work with one another to determine on a product-by-product basis how best to achieve maximum pricing efficiency with respect to supplier products.

         (d) Guidance. As part of the collaborative efforts of the Parties under this Agreement, GM shall provide HYG with guidance in the following areas:

                  (i) evaluation of HYG future technology, testing procedures and general marketing proposals;

                  (ii) fuel cell system requirements and system and subsystem performance targets;

                  (iii)    evaluation of HYG resource and facility needs; and

                  (iv) the co-ordination of HYG personnel and research and development programs to maximize synergies with GM's fuel cell development and marketing programs.

3.2      OBLIGATIONS OF HYG

         (a)      GM Access. HYG shall provide GM access to:

                  (i) fuel cell stack field testing learnings, data, test results, technology improvements and field units;

                  (ii)     HYG's supplier and customer base; and,

                  (iii) testing resources, including but not limited to, testing equipment, test stands, support material and documentation, at commercial prices to be determined pursuant to Section 3.2(d).

         (b) Co-ordination. HYG will participate with GM in the co-ordination of HYG personnel and research and development programs, which may include the sharing or exchange of staff and resources.

         (c) Board Members. GM shall be represented on the board of directors of HYG in accordance with the terms of the Governance Agreement.

         (d) Pricing. HYG shall grant GM HYG's best customer pricing for all products, material, hardware and resources purchased by GM.

         (e) Data Sharing. HYG will share with GM data, sufficient in form and substance to permit GM to duplicate the enhancements developed by HYG relative to GM Licensed Fuel Cell Intellectual Property.

                                   ARTICLE 4
                         BUSINESS DEVELOPMENT ACTIVITIES

4.1      JOINT EFFORTS

The Parties shall work together to develop testing systems and subsystems for fuel cells, and to identify additional Activities for applications of GM Licensed Fuel Cell Intellectual Property.

4.2      RESEARCH AND DEVELOPMENT

GM and HYG shall use their best efforts to develop statements of work for product research and development (each, a "STATEMENT OF Work") to be performed by HYG in collaboration with GM, and funded either by GM, by HYG, or jointly.

4.3      BUSINESS TEAM

         (a) Within thirty calendar days of the Effective Date, each Party shall assign one member to a joint steering team to meet and cooperate to define and manage the efforts associated with this Agreement (the "BUSINESS TEAM"). Each Party shall bear its own costs and expenses related to the Business Team. Each Party may add members to the Business Team at its sole discretion upon written notice to the other Party. However, voting rights in all matters shall be allocated equally, one vote to GM and one vote to HYG, regardless of the number of members. The members shall include business development representatives with sufficient authority and experience to make recommendations with respect to the usefulness, marketability, and all inter-related business development opportunities or any other aspect of fuel cell technology which they deem appropriate. Either Party may replace its designated voting member in its sole discretion upon written notice to the other Party.

         (b) The Business Team shall identify its terms of reference which shall be consistent with the spirit and intent of this Agreement and promotion of the long-term relationship between the Parties.

         (c) The Business Team shall, among other things, consider recommendations for changes in the scope of application of the GM Licensed Fuel Cell Intellectual Property and its use in any Future Activities; and, shall develop marketing and co-branding strategies.

         (d)      The Business Team shall consult on a regular basis, regarding:

                  (i) which, if any, GM Fuel Cell Intellectual Property may be necessary or desirable for GM to license to HYG for use by HYG in connection with Current Activities or Future Activities; and,

                  (ii) which, if any, GM Licensed Fuel Cell Intellectual Property may be necessary or desirable for GM to license to HYG for use by HYG in connection with Future Activities.

                  If the Business Team agrees that any such intellectual property will be licensed to HYG, then the Parties shall enter into a supplemental intellectual property license agreement on terms to be agreed upon by the Parties (each, a "SUPPLEMENTAL AGREEMENT").

         (e) Failure on the part of the Business Team to reach a unanimous decision on any matter brought before it shall mean that no authorization is granted to go forward with the matter at issue. Notwithstanding the foregoing, the Business Team shall review any request by HYG for additional license rights in good faith and in a manner consistent with the recitals hereto in which the Parties' intended relationship is described.

4.4      JOINT COMMUNICATION STRATEGY

The Parties hereto shall consult and cooperate with each other as to the form and substance of any press release or other public disclosure related to this Agreement, the transactions contemplated hereby or the subject matter hereof. HYG agrees to submit to GM for its prior review and approval any press release or similar document or disposition designed for public release which mentions GM. Notwithstanding the foregoing, and subject to the dispute resolution process set forth in Section 9.1 below, nothing in this Section 4.4 shall be deemed to prohibit HYG or GM from making any disclosure necessary in order to satisfy such Party's disclosure obligations imposed by any applicable law.

4.5      UTILIZATION

It is the intention of GM to utilize HYG for, among other things, product development, engineering, engineering services, prototyping, testing and light manufacturing, which will be accomplished principally through the issuance of one or more purchase orders by WWP on behalf of GM, or as otherwise determined by the Business Team.

                                   ARTICLE 5
                        TECHNOLOGY DEVELOPMENT ACTIVITIES

5.1      TECHNOLOGY TEAM

Within thirty days of the Effective Date, each Party shall assign one member to a joint technology team to facilitate the management of technical and engineering issues (the "TECHNOLOGY TEAM"). Each Party shall bear its own costs and expenses related to the Technology Team. Each Party may add members to the Technology Team at its sole discretion upon written notice to the other Party. The Technology Team shall include technical and engineering representatives with sufficient authority and experience to deal effectively with issues pertaining to the design, modification, improvements, and applications of the GM Licensed Fuel Cell Intellectual Property or any other aspect of the fuel cell technology which the Technology Team members deem appropriate. Either Party may replace its member in its sole discretion upon written notice to the other Party.

5.2      TECHNOLOGY TEAM RESPONSIBILITIES

The Technology Team's responsibilities shall include, but not be limited to, the following:

         (a) providing input into planning and co-ordinating the activities under the Statements of Work to most effectively advance the commercialization of fuel cell stack technology;

         (b) co-ordinating the execution of the activities under the Statements of Work so as to complement the GM strategic business and technical objectives;

         (c) co-ordinating the allocation of HYG and GM personnel and resources, which may include the sharing or exchange of staff and equipment, to support completion of the activities under the Statements of Work;

         (d) reviewing all records of invention derived from the activities under the Statements of Work; and

         (e) administering the development, preparation, and display/demonstration of prototype hardware.

From time to time, the Technology Team may be assigned additional responsibilities by the Business Team.

                                   ARTICLE 6
                         TERM OF AGREEMENT; TERMINATION

6.1      TERM

This Agreement will become effective on the date signed by the Parties (the "EFFECTIVE DATE"), and will remain in effect thereafter until terminated pursuant to the provisions of this ARTICLE 6.

6.2      TERMINATION BY MUTUAL CONSENT

This Agreement may be terminated at any time by mutual consent of the Parties.

6.3      TERMINATION FOR CAUSE

Either Party (the "NON-BREACHING PARTY") may terminate this Agreement in the event of a material breach by the other Party (the "BREACHING PARTY"), provided the Non-Breaching Party first serves written notice of the breach on the Breaching Party and the Breaching Party has not cured such breach within a period of sixty calendar days following receipt of the notice.

6.4      EFFECT OF TERMINATION

In the event of termination of this Agreement, both Parties shall retain each of their respective rights, properties and interests acquired pursuant to the Agreement, including, but not limited to the following:

         (a) GM shall retain all rights granted to it by HYG pursuant to the Subscription Agreement;

         (b) the Parties shall each retain all applicable license rights to the other's Program Inventions and Program Patents granted or applied for by such other Party up to the date of termination of this Agreement; and,

         (c) the Parties shall each retain such rights as are granted pursuant to this Agreement, the Master Intellectual Property Agreement, and any and all Supplemental Agreements the provisions of which are intended to survive the expiration or termination of such agreements.

6.5      INSOLVENCY

In the event that either Party becomes insolvent or suspends its business, or shall file a voluntary petition or makes any answer admitting the jurisdiction of the court and the material allegations of, or shall consent to, an involuntary petition pursuant to, or purporting to be pursuant to, any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of all or a substantial part of its property (such Party, upon the occurrence of such an event, a "Bankrupt Party"), and if such proceeding is not terminated within sixty days of such a filing, then to the extent permitted by law, the other Party hereto may immediately terminate this Agreement by giving written notice of termination to the Bankrupt Party.

6.6      OTHER RIGHTS OF TERMINATION

         (a) In the event that GM disposes of any of its shares of HYG in contravention of the provisions of the Governance Agreement, this Agreement may be terminated by HYG. If HYG desires to exercise its right of termination under this Section 6.6, it will notify GM in writing of its intention to so terminate, whereupon the Agreement will terminate thirty calendar days following receipt by GM of such notice.

         (b) In the event that GM ceases to hold an equity interest in the stock of HYG, this Agreement will be subject to termination by either Party. A Party wishing to exercise its right of termination under this Section 6.6(b) will notify the other Party in writing of its intention to terminate, and the Agreement will terminate thirty calendar days following receipt of such notice.

6.7      SURVIVAL OF CLAUSES

Notwithstanding anything else contained in this Agreement, the Parties agree that the following general provisions shall also survive any termination or expiry of this Agreement: Section 6.4 - Effect of Termination; Section 6.7 - Survival of Clauses; ARTICLE 9 - Dispute Resolution; ARTICLE 10 - Confidentiality; ARTICLE 12: Section 12.2 - Governing Law, Section 12.5 - Assignment, and Section 12.12 - Entire Agreement.

                                   ARTICLE 7
                             RIGHT OF FIRST REFUSAL

7.1      GM'S RIGHT OF FIRST REFUSAL

In the event HYG proposes to sell, assign, transfer or otherwise convey (the "TRANSFER") all or part of HYG's interest in the GM Funded Fuel Cell Intellectual Property to any third party or parties, then HYG shall offer to GM the right to purchase such interest (the "OFFERED INTELLECTUAL PROPERTY") on the same terms (or terms as similar as reasonably possible) and conditions as set forth in a written notice of the proposed Transfer (the "TRANSFER NOTICE"). The Transfer Notice shall include (i) a description of the Offered Technology, (ii) the identity of the prospective transferee(s), (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, and (iv) the expected closing date for the Transfer. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer, and HYG shall certify that it has a good faith belief that a binding agreement for the Transfer is obtainable on the terms described in, or attached to, the Transfer Notice. Upon written notice by GM within twenty (20) business days of its receipt of the Transfer Notice, GM may notify HYG in writing of its desire to purchase the Offered Technology from HYG at the same price, and upon the same terms (or terms as similar as reasonably possible) as described in the Transfer Notice, and HYG shall transfer the Offered Technology to GM pursuant to such terms.

7.2      TRANSFER PERIOD

If the Offered Technology is not purchased by GM pursuant to Section 7.1, HYG shall be entitled for a period of sixty calendar days thereafter to complete the proposed Transfer of the Offered Technology upon the terms and conditions specified in the Transfer Notice. If HYG has not so transferred the Offered Technology during such period, HYG shall not thereafter make a Transfer of the Offered Technology without again first offering such assets to GM in the manner provided in Section 7.1.

7.3      VALUATION OF PROPERTY

Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, GM shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If HYG and GM cannot agree on such cash value within twenty business days after GM's receipt of the Transfer Notice and by the time GM notifies HYG of its intent to purchase the Offered Technology pursuant to
Section 7.1 above, the valuation shall be determined by an independent appraisal firm selected and approved by HYG and GM, which approval shall not be unreasonably withheld. The cost of such appraisal shall be borne by GM. The appraisal shall be completed and the GM purchase closed within thirty (30) business days thereafter. If the time for the closing of GM's purchase has expired because the determination of the value of the purchase price offered by the prospective transferee(s) has not been timely received, then such closing shall be continued and held on or before the fifth (5th) business day after such valuation shall have been made pursuant to this Section 7.3.

                                   ARTICLE 8
                                RIGHT TO PURCHASE

8.1      RIGHT TO PURCHASE

In the event of any decision by HYG to discontinue the activity in fuel cell technology or otherwise upon any liquidation, dissolution or winding up of HYG, whether voluntary or involuntary, HYG shall give notice to GM of such decision, and GM shall have the right to purchase HYG's interest in the GM Funded Fuel Cell Intellectual Property, on the terms and conditions approved by HYG's board of directors in accordance with the provisions of Section 8.2 below.

8.2      DETERMINATION OF FAIR MARKET VALUE OF THE IP

The Parties hereby agree that the fair market value of such interest (the "INTELLECTUAL PROPERTY FMV") shall be determined by an independent appraisal firm with proven expertise in the field of valuation of intellectual property chosen and paid for by GM and approved by HYG's board of directors, which approval shall not be unreasonably withheld. Such valuation shall be binding upon the Parties with regard to the exercise of GM's right to purchase under this ARTICLE 8.

8.3      EXERCISE OF RIGHT

         (a) In order properly to exercise its right to purchase hereunder, GM shall have ten business days after determination of the Intellectual Property FMV to decide whether to purchase such interest and, if it decides to do so, the transaction shall close within an additional twenty business days subject to the requirement for any regulatory, judicial or other third party approvals.

         (b) If GM does not purchase HYG's interest in the GM Funded Fuel Cell Intellectual Property as provided herein, HYG shall be entitled to discontinue its activities in the fuel cell area.

         (c) Notwithstanding the foregoing, if the proposal by HYG to discontinue its activities in the fuel cell area has not commenced within ninety calendar days of GM's refusal to purchase HYG's interest in the GM Funded Fuel Cell Intellectual Property, GM's rights under this Article 8 shall be revived.

8.4      RIGHT TO PURCHASE IN EVENT OF INSOLVENCY

In the event HYG is deemed by a court of competent jurisdiction to be insolvent, either (a) because the sum of its debts is greater than all of its property at fair valuation; (b) because it is unable to pay its debts as they become due; and/or (c) because it is the subject of a voluntary or involuntary petition under the Canadian Companies Creditors Arrangement Act or the United States Bankruptcy Code (11 U.S.C. Sections 101 et seq.) which is not dismissed within sixty calendar days, or the subject of an assignment for benefit of creditors, receivership, service of a writ of attachment or replevin with respect to a material part of its property, or the subject of an appointment of a custodian, keeper, conservator or trustee over HYG or part or all of its assets, or the subject of a regulatory seizure, conservatorship or receivership or foreclosure of a material part of its property, then GM shall be given the opportunity to purchase HYG's interest in the

GM Funded Fuel Cell Intellectual Property, subject to all necessary or appropriate regulatory and judicial approvals, at the value as determined in accordance with the applicable and appropriate regulatory and/or judicial procedures.

                                   ARTICLE 9
                               DISPUTE RESOLUTION

9.1      DISPUTE RESOLUTION

Any and all disputes arising out of or in connection with this Agreement, the Subscription Agreement, the Governance Agreement, the Master Intellectual Property Agreement and/or any and all Supplemental Agreements, which cannot be resolved by the Business Team must be negotiated in good faith by the senior executive officers of GM and HYG with a view to achieving a reasonable resolution of such issue.

9.2      ARBITRATION

         (a) Any and all disputes arising out of or related to this Agreement, the Subscription Agreement, the Governance Agreement, the Master Intellectual Property Agreement and/or any and all Supplemental Agreements, and which are not resolved in accordance with Section 9.1 hereof, shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association by a panel of three arbitrators.

         (b) With respect to arbitration initiated by HYG, the arbitration will be held in Rochester, New York (or such other venue as mutually agreed by the Parties), on consecutive business days.

         (c) With respect to arbitration initiated by GM, the arbitration will be held in Toronto, Ontario (or such other venue as mutually agreed by the Parties), on consecutive business days.

         (d) The award rendered by the arbiter shall be final and binding upon the Parties. Judgment on any award may be entered in any court having jurisdiction over the Parties or their assets.

         (e) The costs of the arbitration shall be shared equally by the Parties. Each Party will pay its own attorneys' fees and costs.

         (f)      Notwithstanding anything to the contrary contained in this
                  Section 9.2, to the extent any claims relate to the validity, construction, scope, enforceability or infringement of any patent rights, such claim shall not be required to be submitted to arbitration hereunder and shall be resolved by a U.S. court of competent jurisdiction.

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1     CONFIDENTIALITY

Each Party agrees that the terms and conditions of this Agreement shall be treated as confidential and that neither Party will disclose the terms or conditions of this Agreement to any Third Party without prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Agreement, to the extent necessary: (a) as required by any court or other governmental agency; (b) as required by law; (c) in confidence to legal counsel of the Parties, accountants, and other professional advisors; (d) in confidence, to banks, investors and other financing sources and their advisors; (e) in connection with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction. With respect to disclosure of the terms and conditions of this Agreement or of any materials subject to Section 4.4 of this Agreement, required by a court or governmental order, the disclosing Party shall provide prior notification of such impending disclosure to the non-disclosing Party. All reasonable efforts to preserve the confidentiality of the terms of this Agreement shall be expended by the disclosing Party in complying with such an order, including obtaining a protective order to the extent reasonably possible. Any SEC filings required by law shall be made after any sensitive information in the Agreement has been accorded confidential protection under applicable SEC rules and regulations.

10.2     TECHNICAL INFORMATION

The confidentiality terms applicable to technical information exchanged or transferred by the Parties are contained in Section 7 of the Intellectual Property Agreement.

10.3     BUSINESS AND FINANCIAL INFORMATION

Financial information and other commercially sensitive information exchanged by the Parties, orally or in documentary form, will be protected by the Parties to the same extent that their own commercially sensitive information is protected from disclosure and use by Third Parties.

                                   ARTICLE 11
                                     NOTICES

11.1     NOTICES

All notices, requests, consents, approvals, waivers and other communications hereunder shall be deemed to have been duly given and made if in English, and if served by personal delivery upon the party for whom they are intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, of if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person and shall be effective upon receipt.

         If to HYG:                 Hydrogenics Corporation
                                    5985 McLaughlin Road
                                    Mississauga, Ontario
                                    Canada
                                    Attn:  Pierre Rivard - President and CEO
                                    Phone:  905-361-3660
                                    Facsimile:  905-361-3626

         with a copy to:            Osler, Hoskin and Harcourt LLP
                                    Box 50, 1 First Canadian Place
                                    Toronto, Ontario
                                    Canada   M5X 1B8
                                    Attn:  Mark Trachuk
                                    Phone:  416-862-4749
                                    Facsimile:  416-862-6666

         If to GM:                  General Motors Corporation
                                    300 Renaissance Center
                                    P.O. Box 300
                                    Detroit, MI 48265-3000
                                    MC  482-625-D81
                                    Facsimile:  313-667-3188
                                    Attn:  General Counsel

Any Party may change its address for purposes of this Article by giving the other Party written notice of the new address in the manner set forth above.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1     FINANCIAL RECORDS

Each Party will maintain appropriate financial and other records pertaining to the intellectual property licenses, the contract work, and other aspects of the relationship defined by this Agreement and the other agreements signed concurrently.

12.2     GOVERNING LAW

         (a) This Agreement shall be governed by New York law, excluding its conflict of laws rules.

         (b) The Parties expressly disclaim the application of the United Nations Convention on the International Sale of Goods to this Agreement.

12.3     ATTORNEYS' FEES

In the event of any action, suit or proceeding, including arbitration, between the Parties hereto, each Party shall be responsible for its own costs and attorneys' fees.

12.4     WAIVER

The delay or failure of a Party to exercise any right, power, remedy, or privilege hereunder or failure to strictly enforce any breach, violation, default, provision or condition shall not impair any such right, power, remedy or privilege nor shall it constitute a waiver thereof or acquiescence thereto. Any waiver, permit, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. No partial waiver of any such right, power, privilege, breach, violation, default, provision, or condition on any one occasion shall preclude any other or further exercise thereof or constitute a waiver thereof or acquiescence thereto on any subsequent occasion unless clear and express notice thereof in writing is provided.

12.5     ASSIGNMENT

This Agreement shall not be assigned by either Party without the prior written approval of the other Party.

12.6     CAPTIONS

All Section captions and headings are for reference only and shall not be considered in interpreting or construing this Agreement.

12.7     SEVERABILITY

If any provision or portion of this Agreement is held to be unenforceable or invalid, the Parties agree to negotiate, in good faith, a substitute valid provision which most nearly effects the Parties' intent in entering into this Agreement. In either case, the remaining provisions of this Agreement shall remain in full force and effect.

12.8     ORDER OF PRECEDENCE

The terms of this Agreement, and those of the Subscription Agreement and the Master Intellectual Property Agreement, shall supersede the pre-printed terms and conditions appearing on the reverse side of any purchase order that may be issued by GM. In the event of any conflict in terms, the following order of precedence shall govern:

         (a) The terms of this Agreement, the Subscription Agreement, the Governance Agreement or Master Intellectual Property Agreement, as appropriate;

         (b)      The Statements of Work;

         (c)      The terms appearing on the face of any purchase order; and,

         (d)      The terms appearing on the reverse side of any purchase order.

12.9     INDEPENDENT CONTRACTORS

The Parties are each independent contractors and neither Party shall be, nor represent itself to be, the franchiser, joint venturer, franchisee, partner, broker, employee, servant, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or bind the other Party in any matter or thing whatsoever, including but not limited to, the right or authority to obligate the other Party to accept or deliver any order, or to sell or refuse to sell to any potential customer.

12.10    FORCE MAJEURE

No Party to this Agreement shall be liable to the other Party for any loss, injury, delay, damage or other casualty suffered or incurred by such other Party due to strikes, lockouts, accidents, fire, delays in manufacture, transportation or delivery of material, embargoes, inability to ship, explosions, floods, war, governmental action or any other cause similar thereto which is beyond the reasonable control of such other Party and any failure or delay by a Party in the performance of any of its obligations under this Agreement shall not be considered as a breach of this Agreement due to, but only so long as there exists, one or more of the foregoing causes. In the event the work cannot be resumed within a reasonable period the Parties will agree on an equitable resolution of all issues.

12.11    COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but taken together shall constitute one and the same document.

12.12    ENTIRE AGREEMENT

This Agreement and the other agreements, documents, exhibits, and writings attached and/or executed and delivered pursuant hereto or concurrently herewith, including without limitation, the Subscription Agreement, and the Master Intellectual Property Agreement, contain and constitute the sole, complete and entire agreement and understanding of the Parties concerning the matters contained herein and therein and may not be altered, modified or changed in any manner except by writing duly executed by the Parties. No statements, promises or representations have been made by any Party to another, or are relied upon, and no consideration has been or is offered promised, expected or held out, other than as stated in this Agreement or the other agreements and documents referenced herein. No Party is relying on any representations other than those expressly set forth herein or therein. No conditions precedent to the effectiveness of this Agreement exist, other than as may be expressly provided herein.


IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it as of the day and year first above written.

HYDROGENICS CORPORATION, a Canadian corporation             GENERAL MOTORS CORPORATION, a Delaware corporation

      By:  /s/ PIERRE RIVARD                                  By:  /s/ LAWRENCE D. BURNS
           ------------------------------------------              ---------------------------------------------------
           Name:    Pierre Rivard                                  Name:    Lawrence D. Burns
           Title:   President and CEO                              Title:   Vice President, GM Research &
                                                                            Development and Planning


